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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117925

PROSPECTUS SUPPLEMENT NO. 3 DATED MARCH 31, 2005
(TO PROSPECTUS DATED NOVEMBER 5, 2004)

EPIX PHARMACEUTICALS, INC.

$100,000,000 3.00% CONVERTIBLE SENIOR NOTES DUE 2024
3,359,086 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

        This Prospectus Supplement No. 3 supplements and amends the Prospectus dated November 5, 2004, as amended by Prospectus Supplement No. 1 dated December 23, 2004 and Prospectus Supplement No. 2 dated February 16, 2005 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 3.00% Convertible Senior Notes Due 2024 (the "Notes") and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling holders. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

        Our common stock is quoted on The Nasdaq National Market under the symbol "EPIX." The last reported sale price of our common stock on March 30, 2005 was $7.04 per share.

        See "Risk Factors" beginning on page 6 of the Prospectus to read about factors you should consider before buying the Notes or our common stock.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved these securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

        The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading "Selling Holders" in the Prospectus, and, where the name of a selling holder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling holder supercedes the information in the Prospectus:

Name	Principal Amount of Notes Beneficially Owned That May Be Sold ($)(1)	Shares of Common Stock That May Be Sold (2)	Principal Amount of Notes Owned After Completion of Offering ($)	Shares of Common Stock Beneficially Owned After Completion of Offering
SG Americas Securities, LLC	25,000,000	839,773	0	0
Unidentified Holders	2,000,000	67,182	0	0

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their Notes and common stock.

(2)
Unless otherwise noted, represents shares of common stock issuable upon conversion of Notes.

        The selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information about their Notes in transactions exempt from the registration requirements of the Securities Act.

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$100,000,000 3.00% CONVERTIBLE SENIOR NOTES DUE 2024 3,359,086 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES